UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

March 12, 2007

Date of Report

CAPITAL ONE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-13300	54-1719854
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1680 Capital One Drive, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 720-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

On March 12, 2007, Capital One Financial Corporation (the “Company”) entered into a $1.5 billion accelerated share repurchase (“ASR”) agreement with Credit Suisse, New York Branch (“CSNY”). The ASR agreement is entered into pursuant to the Company’s $3.0 billion stock repurchase program announced on January 25, 2007. Under the ASR agreement, the Company will purchase $1.5 billion dollars of its $.01 par value common stock at a price per share equal to the closing price of the Company’s common stock on the New York Stock Exchange on April 2, 2007, the effective date of the agreement.

The ASR agreement also provides that the Company or CSNY may be obligated to make certain additional payments upon final settlement of the ASR agreement. Most significantly, the Company may receive from, or be required to pay, CSNY a purchase price adjustment based on the daily volume weighted average market price of the Company’s common stock over a period of approximately four to five months. These additional payments will be satisfied in shares of the Company’s common stock.

The arrangement is intended to comply with Rules 10b5-1(c)(1)(i) and 10b-18 of the Securities Exchange Act of 1934, as amended.

In the ordinary course of its businesses, CSNY or its affiliates have or may have various relationships with the Company and its subsidiaries involving the provision of a variety of financial services for which they received, or will receive, customary fees and expenses. In addition, the Company and its subsidiaries may have entered into interest rate and foreign exchange derivative arrangements with CSNY or its affiliates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

CAPITAL ONE FINANCIAL CORPORATION

Dated: March 12, 2007	By:	/s/ John G. Finneran, Jr.
John G. Finneran, Jr.
General Counsel and Corporate Secretary